Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-53180) of Symmetricom, Inc. of our report dated June 19, 2007 with respect to the Statements of Net Assets Available for Benefits of the Symmetricom Tax Deferred Savings Plan as of December 31, 2006 and 2005, the related Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of the Symmetricom Tax Deferred Savings Plan.

By	/s/ Louie & Wong LLP
LOUIE & WONG LLP

San Francisco, California
June 28, 2007